Exhibit (h)(6)
AMENDMENT NO. 2 TO THE
THIRD PARTY FEEDER FUND
AGREEMENT
AMONG
HOMESTEAD FUNDS, INC.,
RE INVESTMENT CORPORATION
AND
MASTER INVESTMENT PORTFOLIO

     The Third Party Feeder Fund Agreement among Homestead Funds, Inc., RE Investment Corporation and Master Investment Portfolio dated as of July 18, 2007 (the “Agreement”) is hereby amended as follows:
     Effective December 1, 2009, Schedule B to the Agreement shall be, and hereby is, replaced and superseded by the version of Schedule B attached hereto.
     This Amendment No. 2 to the Agreement (this “Amendment”) supplements the Agreement and all of the terms and conditions of the Agreement continue to remain in full force and effect, provided that to the extent there is a conflict between this Amendment and the Agreement, the terms of this Amendment shall control. Except as otherwise specified herein, all terms used in this Amendment shall have the meaning ascribed to them in the Agreement.
     IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers, thereunto duly authorized, as of December 1, 2009.
Homestead Funds, Inc.,
on behalf of itself and the
funds identified on Schedule A of the Agreement

By:	/s/ Peter Morris Name: Peter Morris
Title: President

RE Investment Corporation

By:	/s/ Stuart Teach Name: Stuart Teach
Title: President

MASTER INVESTMENT PORTFOLIO,
on behalf of itself and
the Master Portfolios identified on Schedule B hereto

By:	/s/ Jack Gee Name: Jack Gee
Title: Treasurer and CFO

SCHEDULE B
MASTER INVESTMENT PORTFOLIOS
S&P 500 Stock Master Portfolio
Approved: July 18, 2007
As Amended: December 1, 2009